Exhibit 99



 CAMP HILL, Pa. (BUSINESS WIRE) Oct. 27, 1999 Rite Aid Corporation (RAD-NYSE, PSE), today announced that it has concluded the extension and restructuring of all $2.7 billion of its outstanding banking facilities and concurrently consummated the sale of $300 million of its 8% convertible pay-in-kind preferred stock to an affiliate of Leonard Green & Partners.
 As a result, the due dates of $1.3 billion of its bank debt scheduled to mature on October 29, 1999 and $300 million of its bank debt which was due on demand have been extended to Nov. 1, 2000.

 In addition, the financial covenants in all $2.7 billion of its banking facilities have been amended to be consistent with the Company's current business plan. The facilities prohibit the Company from paying cash dividends or from redeeming or otherwise purchasing its capital stock and are secured by the Company's ownership interests in PCS Health Systems, Inc. and drugstore.com, inc.

 The preferred stock issued to the Leonard Green & Partners' affiliate has an 8% dividend payable in cash or in additional shares, at the option of the Company, subject to the restriction in the banking facilities on the payment of cash dividend, and is convertible into common stock at $11 per share. The conversion price is subject to certain antidilution adjustments. In addition, the conversion price will be reset (1) in the event that prior to October 27, 2000, the Company issues shares of common stock at a price lower than the then current conversion price and (2) on March 1, 2001, to the lowest average price (but not less than $7.50) of the Company's common stock during any consecutive three-month period from October 27, 1999, through February 28, 2001, if such average price is lower than the then current conversion price; however, if the conversion price has not been so reset to a lower price by February 28, 2001, it will be reset to $11.50 (assuming no other adjustment). The preferred stock is redeemable by the Company after October 24, 2004.

 Leonard Green and Jonathan Sokoloff, partners in Leonard Green & Partners, will join Rite Aid's Board of Directors; Green will also become a member of the executive committee of the board.

 Rite Aid is one of the nation's leading drugstore chains with annual revenues of nearly $13 billion and approximately 3,800 stores in 30 states and the District of Columbia. Rite Aid owns PCS Health Systems, Inc., which provides pharmacy benefit management programs and services that can help improve patient health and reduce health care costs. Rite Aid also owns approximately 22% of drugstore.com a leading online source for health, beauty and pharmacy products. General information about Rite Aid, including corporate background and press releases is available through the company's web site at http://www.RITEAID.com


 Contact:  CONTACT:  Media:  Karen Rugen (717) 730-7766
 Sarah Datz (717) 975-5718 or Investors:  Doug Wilburne (717) 214-8835

 07:30 EDT OCTOBER 27, 1999